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

                                                 SECURITIES AND EXCHANGE COMMISSION
                                                        Washington, D.C. 20549


                                                               Form 11-K
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
         (Mark One)
 X       ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                                              For the fiscal year ended December 31, 2002

                                                                  OR

         TRANSACTION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 (NO FEE REQUIRED)

                                                     Commission file number 0-3722
                                                                            ------

A.       Full title of the plan and the address of the plan, if different from that of the issuer named below:

                                                     Atlantic American Corporation
                                                    401(k) Retirement Savings Plan

B.       Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                                                     Atlantic American Corporation
                                                       4370 Peachtree Road, N.E.
                                                           Atlanta, GA 30319
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

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                                                           TABLE OF CONTENTS
                                                           -----------------

SIGNATURES
----------

Financial Statements and Schedules
----------------------------------

Consent of Gifford, Hillegass & Ingwersen, P.C.
-----------------------------------------------
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



SIGNATURES

THE PLAN. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

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
                                                                Atlantic American Corporation
                                                                401(k) Retirement Savings Plan
                                                     -----------------------------------------------------
                                                     -----------------------------------------------------
                                                                        (Name of Plan)
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-------------------
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
                                                                     /s/ John G. Sample, Jr.
                                                     ------------------------------------------------------
                                                     ------------------------------------------------------
                                                                       John G. Sample, Jr.
                                                                       Senior Vice President and CFO
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Table of Contents
-----------------

                          ATLANTIC AMERICAN CORPORATION
                         401(K) RETIREMENT SAVINGS PLAN


The following exhibits are filed herewith:

         Exhibit 1: Financial Statements and Schedules as of December 31, 2002 and 2001 together with auditor's report.

         Exhibit 2:        Consent of Gifford , Hillegas & Ingwersen, P.C.